CALCULATION OF REGISTRATION FEE


Title of Each Class              Maximum Aggregate              Amount of
of Securities Offered             Offering Price            Registration Fee(1)
------------------------------------------------------------------------------
Fixed Rate Senior
Notes Due 2016                    $1,247,562,500               $133,489.19
Floating Rate Senior
Notes Due 2016                    $1,250,000,000               $133,750.00


---------------------
(1) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $2,652,225.08 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-129243) filed by Morgan Stanley on October 25, 2005 and have been carried forward. The fee of $133,489.19 with respect to the $1,247,562,500 Fixed Rate Senior Notes Due 2016 and the fee of $133,750.00 with respect to the $1,250,000,000 Floating Rate Senior Notes Due 2016 sold pursuant to this registration statement is offset against those filing fees and $157,839.65 remains available for future registration fees. No additional fee has been paid with respect to this offering.


PROSPECTUS Dated January 25, 2006                  Pricing Supplement No. 116 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-131266
Dated January 25, 2006                                    Dated October 11, 2006
                                                                  Rule 424(b)(2)



                                Morgan Stanley

                      GLOBAL MEDIUM-TERM NOTES, SERIES F
                       Fixed Rate Senior Notes Due 2016
                      Floating Rate Senior Notes Due 2016


     We, Morgan Stanley, are offering the notes described below on a global basis. We may not redeem the Global Medium-Term Notes, Series F, Floating Rate Senior Notes Due 2016 (the "floating rate notes") prior to the maturity thereof. We may redeem some or all of the Global Medium-Term Notes, Series F, Fixed Rate Senior Notes Due 2016 (the "fixed rate notes" and together with the floating rate notes, the "notes") at any time in accordance with the provisions described in the accompanying prospectus under the heading "Redemption and Repurchase of Debt Securities--Optional Make-whole Redemption of Debt Securities," as supplemented by the provisions below relating to the fixed rate notes.

     We will issue the notes only in registered form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement.

     We describe the basic features of the notes in the section of the accompanying prospectus supplement called "Description of Notes." In addition, we describe the basic features of the fixed rate notes in the section of the accompanying prospectus called "Description of Debt Securities--Fixed Rate Debt Securities" and we describe the basic features of the floating rate notes in the section of the accompanying prospectus called "Description of Debt Securities--Floating Rate Debt Securities," in each case subject to and as modified by the provisions described below.

     On October 1, 2006, The Bank of New York succeeded JPMorgan Chase Bank N.A. (formerly known as JPMorgan Chase Bank) as the trustee under the Senior Debt Indenture under which the notes are issued.


                     Fixed Rate Notes                                         Floating Rate Notes
----------------------------------------------------------    ----------------------------------------------------
Principal Amount:          $1,250,000,000                     Principal Amount:              $1,250,000,000
Maturity Date:             October 18, 2016                   Maturity Date:                 October 18, 2016
Settlement Date                                               Settlement Date
  (Original Issue Date):   October 18, 2006                     (Original Issue Date):       October 18, 2006
Interest Accrual Date:     October 18, 2006                   Interest Accrual Date:         October 18, 2006
Issue Price:               99.805%                            Issue Price:                   100%
Specified Currency:        U.S. dollars                       Specified Currency:            U.S. dollars
Redemption Percentage                                         Redemption Percentage
at Maturity:               100%                                 at Maturity:                 100%
Interest Rate:             5.75% per annum (calculated        Base Rate:                     LIBOR Telerate
                           on a 30/360 day count basis)       Spread (Plus or Minus):        Plus 0.45%
Interest Payment Dates:    Each April 18 and October 18,      Index Maturity:                Three months
                           commencing on April 18, 2007       Index Currency:                U.S. dollars


(continued on the next page)                                   (continued on the next page)

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

                                MORGAN STANLEY






                 Fixed Rate Notes (continued)                             Floating Rate Notes (continued)
----------------------------------------------------------    --------------------------------------------------------
Interest Payment Period:   Semi-annual                        Initial Interest Rate:         To be determined by the
Minimum Denominations:     $100,000 and integral                                             Calculation Agent on the
                           multiples of $1,000 in excess                                     second London banking day
                           thereof                                                           prior to the Original Issue
Business Days:             New York                                                          Date
CUSIP:                     61746BDB9                          Interest Payment Dates:        Each January 18, April 18,
ISIN:                      US61746BDB99                                                      July 18 and October 18,
Other Provisions:          Optional make-whole                                               commencing January 18, 2007
                           redemption (treasury spread:       Interest Payment Period:       Quarterly
                           plus 15 basis points)              Interest Reset Dates:          Each Interest Payment Date
                                                              Interest Reset Period:         Quarterly
                                                              Interest Determination
                                                               Dates:                        The second London banking
                                                                                             day prior to each Interest
                                                                                             Reset Date
                                                              Reporting Service:             Telerate (Page 3750)
                                                              Business Days:                 New York
                                                              Calculation Agent:             The Bank of New York (as
                                                                                             successor to JPMorgan Chase
                                                                                             Bank, N.A. (formerly known
                                                                                             as JPMorgan Chase Bank))
                                                              Minimum Denominations:         $100,000 and integral
                                                                                             multiples of $1,000 in
                                                                                             excess thereof
                                                              CUSIP:                         61746BDC7
                                                              ISIN:                          US61746BDC72
                                                              Other Provisions:              None
----------------------------------------------------------    --------------------------------------------------------


Supplemental Information Concerning Plan of Distribution

     On October 11, 2006, we agreed to sell to the managers listed below, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of 99.355% for the fixed rate notes and 99.55% for the floating rate notes, each of which we refer to as the "purchase price" for that series of notes. The fixed rate notes purchase price equals the stated issue price of 99.805% less a combined management and underwriting commission of 0.45% of the principal amount of the fixed rate notes and the floating rate notes purchase price equals the stated issue price of 100% less a combined management and underwriting commission of 0.45% of the principal amount of the floating rate notes.



                                                Principal Amount             Principal Amount
Name                                          of Fixed Rate Notes         of Floating Rate Notes
----                                       -------------------------    --------------------------
Morgan Stanley & Co. Incorporated........       $1,112,500,000               $1,112,500,000
ABN AMRO Incorporated....................           12,500,000                   12,500,000
ANZ Securities, Inc. ....................           12,500,000                   12,500,000
Blaylock & Company, Inc..................           12,500,000                   12,500,000
Calyon Securities (USA) Inc. ............           12,500,000                   12,500,000
Deutsche Bank Securities Inc.............           12,500,000                   12,500,000
HSBC Securities (USA) Inc................           12,500,000                   12,500,000
RBC Capital Markets Corporation..........           12,500,000                   12,500,000
Santander Investment Securities Inc......           12,500,000                   12,500,000
Utendahl Capital Group, L.L.C............           12,500,000                   12,500,000
Wachovia Capital Markets, LLC............           12,500,000                   12,500,000
Wells Fargo Brokerage Securities, LLC....           12,500,000                   12,500,000
                                           ------------------------     -------------------------
Total....................................       $1,250,000,000               $1,250,000,000
                                           ========================     =========================


     With respect to notes to be offered or sold in the United Kingdom, each manager agrees (1) that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by such manager in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us, and (2) that it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by such manager in relation to the notes in, from or otherwise involving the United Kingdom.

     Each manager agrees that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan including any corporation or other entity organized under the laws of Japan) or to others for the re-offering or re-sale, directly or indirectly, in Japan or to a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and other relevant laws and regulations of Japan.

     Furthermore, each manager agrees that it will not purchase, deliver, offer or sell the notes or possess or distribute offering material in relation to the notes in any jurisdiction if such purchase, delivery, offer or sale or the possession or distribution of such offering material would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such purchase, delivery, offer or sale or the possession or distribution by such manager or for or on behalf of us unless such consent, approval or permission has been previously obtained.

United States Federal Income Taxation

     The floating rate notes will be treated as variable rate debt instruments for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called "United States Federal Taxation--Tax Consequences to U.S. Holders-- Notes- Floating Rate Notes."

     If you are a non-U.S. investor, please refer to the section of the accompanying prospectus supplement called "United States Federal Taxation--Tax Consequences to Non-U.S. Holders." Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the notes is effectively connected with a trade or business in the United States. Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of an investment in the notes.

     You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.



                                     PS-3